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Exhibit 21.1

Subsidiaries of Barnes & Noble, Inc.

1. Barnes & Noble Booksellers, Inc., a Delaware corporation, a wholly owned subsidiary of Barnes & Noble, Inc. (the "Company").

2. B. Dalton Bookseller, Inc., a Minnesota corporation ("B. Dalton"), a wholly owned subsidiary of the Company.

3. Doubleday Book Shops, Inc., a Delaware corporation, a wholly owned subsidiary of B. Dalton.

4. CCI Holdings, Inc., a Texas corporation, a wholly owned subsidiary of the Company.

5. B&N Sub Corp., a Delaware corporation, a wholly owned subsidiary of the Company.

6. B&N.com Holding Corp., a Delaware corporation, a wholly owned subsidiary of the Company.

7. B&N.com Member Corp., a Delaware corporation, a wholly owned subsidiary of the Company.

8. Vendamerica, Inc. ("Vendamerica"), a Connecticut Corporation, a wholly owned subsidiary of B. Dalton.

9. Babbage's Etc. LLC, a Delaware limited liability company, a wholly owned subsidiary of B. Dalton and Vendamerica.